Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132065 on Form S-8 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of Rockwood Holdings, Inc. and subsidiaries, and on the effectiveness of Rockwood Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rockwood Holdings, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 26, 2010